Exhibit 99.1
United Fire Group, Inc. Reports Fourth Quarter and Year End 2016 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
February 16, 2017 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Quarter Ended December 31, 2016		Year Ended December 31, 2016
Net income per diluted share(1)	$0.46	Net income per diluted share(1)	$1.93
Operating income(2) per diluted share(1)	$0.46	Operating income(2) per diluted share(1)	$1.78
Net realized investment gains (losses) per share(1)	$—	Net realized investment gains per share(1)	$0.15
GAAP combined ratio	102.6%	GAAP combined ratio	100.3%
		Book value per share	$37.04
		Return on equity(3)	5.5%

United Fire Group, Inc. (the “Company” or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and losses, of $12.0 million ($0.46 per diluted share) for the three-month period ended December 31, 2016 (the "fourth quarter"), compared to consolidated net income of $30.9 million ($1.21 per diluted share) for the same period in 2015. For the year ended December 31, 2016 (the "full year"), consolidated net income, including investment gains and losses, was $49.9 million ($1.93 per diluted share) compared to $89.1 million ($3.53 per diluted share) for the same period in 2015.

The Company reported consolidated operating income(1) of $0.46 per diluted share for fourth quarter 2016 compared to consolidated operating income of $1.21 per diluted share for the same period in 2015. For the year ended December 31, 2016, the Company reported consolidated operating income of $1.78 per diluted share compared to consolidated operating income of $3.46 per diluted share for 2015.

Achieved $1 billion in net earned premiums

"In 2016, for the first time in our Company's history, we earned over $1.0 billion in net premiums for the full year with consolidated net premiums earned increasing 7.8 percent and 9.9 percent, respectively, in the fourth quarter and full year 2016 as compared to the same periods of 2015," stated Randy A. Ramlo, President and Chief Executive Officer. "However, looking ahead to 2017 and where we are in the current softening market cycle, our expectation is that the pace of our premium growth will slow moderately compared to the level of growth we have experienced over the last 3 years."

__________________
(1) Per share amounts are after tax.
(2) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of operating income to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

Focus on profitable growth in 2017

"Fourth quarter and full-year 2016 were impacted by an increase in catastrophe losses, as compared to the prior year periods, which had losses below our historical averages, and a deterioration in our core loss ratio, which a portion of this deterioration was driven by an increase in large losses, which we define as losses greater than $500 thousand. The increase in large losses was primarily in our commercial auto and commercial property lines," stated Ramlo. "In 2017, we will be focusing our efforts to improve profitability in these lines of business. As a result, we are taking the following actions: pricing increases, stricter underwriting guidelines, new analytical tools and more rigorous loss control requirements. For commercial auto, these loss control requirements include enforcement of vehicle use policies, required driver training, and vehicle maintenance programs. For commercial property, these loss control requirements include more emphasis on electrical, HVAC, and other systems, especially focusing on updates to these systems in older buildings and buildings in unprotected areas."

The Company recognized consolidated net realized investment losses of $0.1 million during the fourth quarter and gains of $6.1 million for the full year 2016, compared to net realized investment gains of $0.2 million and $2.8 million, respectively, for the fourth quarter and full year 2015.

Consolidated net investment income was $33.4 million for the fourth quarter 2016 and $106.8 million for the full year 2016 with increases of 25.7 percent for the quarter and 6.0 percent for the full year, compared to net investment income of $26.6 million and $100.8 million, respectively, for the fourth quarter and full year 2015. The increases are primarily driven by a $7.1 million and $7.5 million, respectively, increase, compared to the same periods in 2015, in the value of our investments in limited liability partnerships, specifically related to financial institutions, and not due to a change in investment philosophy. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions.

Consolidated net unrealized investment gains, net of tax, totaled $133.9 million as of December 31, 2016, an increase of $5.5 million or 4.3 percent, compared to December 31, 2015, due primarily to an increase in the fair value of our equity investment portfolio, partially offset by a decrease in the fair value of our fixed maturity investment portfolio as a result of an increase in interest rates.

Total consolidated assets as of December 31, 2016 were $4.1 billion, which included $3.3 billion of invested assets. The Company's book value was $37.04 per share, which is an increase of $2.10 per share or 6.0 percent from December 31, 2015. The increase is primarily attributed to full year net income of $49.9 million, the change in benefits and the valuation of our post retirement benefit obligations of $23.1 million and an increase in net unrealized investment gains of $5.5 million, net of tax, all offset by, the payment of stockholder dividends of $24.6 million.

P&C Segment

Net income for the property and casualty insurance segment, including net realized investment gains and losses, totaled $12.0 million ($0.46 per diluted share) for the fourth quarter, compared to net income of $30.9 million ($1.21 per diluted share) for the fourth quarter of 2015. For the full year, net income totaled $49.1 million ($1.90 per diluted share), compared to net income of $85.3 million ($3.38 per diluted share) for the full year 2015.

Net premiums earned increased 9.3 percent to $244.2 million for the fourth quarter, compared to $223.3 million in the fourth quarter 2015. For the full year, net premiums earned increased 9.9 percent to $936.1 million, compared to $851.7 million in 2015, primarily due to organic growth and geographical expansion.

Rate changes flat
The average renewal pricing change for commercial lines was flat to the very low-single digits. Current rate increases continue to meet loss cost trends for commercial auto and property, but are not meeting loss cost trends for other casualty lines of business and workers compensation. We currently believe that loss costs trends are approximately 3.0 percent. Personal lines renewal pricing was consistent with the past few quarters, with average percentage increases in the low-single digits.

2016 catastrophe losses were within expectations

Catastrophe losses totaled $8.8 million ($0.22 per share after tax) and $61.2 million ($1.54 per share after tax) for the three- and twelve-month periods ended December 31, 2016, respectively, compared to $5.0 million ($0.13 per share after tax) and $32.3 million ($0.83 per share after tax) for the same periods in 2015.

"Catastrophe losses for the fourth quarter and the full year were within our expectations," stated Ramlo."For the fourth quarter and full year, catastrophe losses added 3.6 percentage points and 6.5 percentage points, respectively, to the combined ratio. These results are slightly lower than our 10-year historical average catastrophe load for the fourth quarter and full year at 6.0 percentage points and 6.7 percentage points, respectively."

The property and casualty insurance segment experienced $4.2 million and $31.2 million of favorable reserve development in our net reserves for prior accident years during the three- and twelve-month periods ended December 31, 2016, respectively, compared to $16.3 million and $40.4 million of favorable reserve development in the same periods of 2015. The decrease in favorable development in 2016 as compared to 2015 was primarily driven by reserve strengthening in commercial automobile and commercial property lines of business. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms. At December 31, 2016, our total reserves were within our actuarial estimates.

The GAAP combined ratio increased 15.8 percentage points to 102.6 percent for the fourth quarter 2016, compared to 86.8 percent for the fourth quarter of 2015. For the year ended December 31, 2016, the combined ratio increased by 8.3 percentage points to 100.3 percent as compared to 92.0 percent for the same period of 2015. The deterioration in our combined ratio in the fourth quarter and full year 2016 was primarily due to an increase in catastrophe losses and large losses primarily in our commercial automobile and commercial property lines of business.

Expense Levels

The expense ratio for the fourth quarter was 30.2 percentage points, compared to 33.1 percentage points for the fourth quarter of 2015. For the full year, the expense ratio decreased to 30.6 percentage points, compared to 31.0 percentage points for 2015.

"We are pleased with the progress that we made in lowering our expense ratio to near 30.0 percentage points," commented Ramlo. "For the last three quarters, we have maintained an expense ratio of 30.3 percentage points or below."

Life Segment

Net income (loss) for the life insurance segment totaled $(40.0) thousand ($0.00 per share) and $0.8 million ($0.03 per share) in the three- and twelve-month periods ended December 31, 2016, respectively, compared to $(5.0) thousand ($0.00 per share) and $3.8 million ($0.15 per share), respectively, for the same periods of 2015.

"2016 was a challenging year for our life segment," stated Ramlo. "Our focus for 2017 is to improve profitability in the life segment. As we mentioned last quarter, we have executed our strategy of repricing our traditional life products and restructured our commission schedule effective January 1, 2017. Also, we continue to look at our product mix and are exploring opportunities to expand our product offerings in the states we currently write business. We believe these strategies along with looking for efficiencies to reduce expenses will improve the profitability of the life segment."

Net premiums earned decreased 5.4 percent and increased 10.2 percent in the three- and twelve-month periods ended December 31, 2016, respectively, compared to the same periods of 2015. The increase in the twelve-month period ended December 31, 2016 is primarily due to an increase in the sale of single premium whole life policies.

Net investment income decreased 3.4 percent and 5.0 percent for the three- and twelve-month periods ended December 31, 2016, respectively, compared to the same periods of 2015. The decreases were due to a lower asset base due to net cash outflows for deferred annuities and due to a decrease in reinvestment interest rates.

Loss and loss settlement expenses increased slightly in the three-month period ended December 31, 2016 and increased $2.4 million for the twelve-month period ended December 31, 2016, compared to the same periods of 2015. Fluctuations in the timing of death benefits occur from quarter-to-quarter and year-to-year.

The increase in liability for future policy benefits decreased $1.1 million and increased $9.0 million for the three- and twelve-month periods ended December 31, 2016, respectively, compared to the same periods of 2015 due to the change in sales of single premium whole life insurance products.

Deferred annuity deposits decreased 25.4 percent and 24.5 percent in the three- and twelve-month periods ended December 31, 2016, respectively, compared with the same periods of 2015, due to the gradual lowering of our credited rate offered on our deferred annuity products during the low interest rate environment.

Net cash outflow related to the Company's annuity business was $20.3 million in the fourth quarter and $83.7 million for the full year, compared to net cash outflows of $23.2 million and $129.7 million, respectively, in the same periods of 2015. This result is attributed to the activity described in the preceding paragraphs of the life segment discussion.

Capital Management

During the fourth quarter, we declared and paid a $0.25 per share cash dividend to stockholders of record on December 1, 2016. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase United Fire common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by the Board of Directors to purchase an additional 2,938,471 shares of common stock under our share repurchase program, which expires in August 2018. During the fourth quarter, we repurchased 22,923 shares of our common stock for $0.9 million, at an average cost of $38.32 per share. In the year ended December 31, 2016, we purchased 90,415 shares of our common stock for $3.7 million, at an average cost of $41.43 per share.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on February 16, 2017 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's fourth quarter and year ended December 31, 2016 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through March 2, 2017. The replay access information is toll-free 1-877-344-7529; conference ID no. 10099699.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs170216. The archived audio webcast will be available until March 2, 2017.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for the members of United Fire & Casualty Group.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,350 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission ("SEC") on February 26, 2016. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Operating income: Operating income is calculated by excluding net realized investment gains and losses after applicable federal and state income taxes from net income. Management believes operating income is a meaningful measure for evaluating insurance company performance. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses because it represents the results of the Company's normal, ongoing performance. The Company recognizes that operating income is not a substitute for measuring GAAP net income, but believes it is a useful supplement to GAAP information.

Net Income Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands, Except Per Share Data)	2016	2015	Change %	2016	2015	Change %
Income Statement Data
Net income	$11,995	$30,895	(61.2)%	$49,904	$89,126	(44.0)%
Less: after-tax net realized investment gains (losses)	(90)	146	(161.6)%	3,967	1,850	114.4%
Operating income	$12,085	$30,749	(60.7)%	$45,937	$87,276	(47.4)%
Diluted Earnings Per Share Data
Net income	$0.46	$1.21	(62.0)%	$1.93	$3.53	(45.3)%
Less: after-tax net realized investment gains	—	—	—%	0.15	0.07	114.3%
Operating income	$0.46	$1.21	(62.0)%	$1.78	$3.46	(48.6)%

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net earned premium is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premium written applicable to the unexpired term of insurance policy in force. The difference between net earned premium and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Earned Premium Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands)	2016	2015	Change %	2016	2015	Change %
Premiums:
Net earned premiums	$268,547	$249,073	7.8%	$1,023,401	$930,890	9.9%
Less: change in unearned premiums	24,872	13,765	80.7%	(28,816)	(36,332)	20.7%
Less: change in prepaid reinsurance premiums	(220)	(108)	(103.7)%	(9)	158	(105.7)%
Net premiums written	$243,895	$235,416	3.6%	$1,052,226	$967,064	8.8%

Supplemental Tables

Financial Highlights
	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data and Ratios)	2016	2015	Change %	2016	2015	Change %
Revenue Highlights
Net premiums earned	$268,547	$249,073	7.8%	$1,023,401	$930,890	9.9%
Net investment income	33,401	26,576	25.7%	106,822	100,781	6.0%
Total revenues	301,995	275,956	9.4%	1,136,947	1,034,918	9.9%
Income Statement Data
Net income	$11,995	$30,895	(61.2)%	$49,904	$89,126	(44.0)%
After-tax net realized investment gains (losses)	(90)	146	(161.6)%	3,967	1,850	114.4%
Operating income(1)	$12,085	$30,749	(60.7)%	$45,937	$87,276	(47.4)%
Diluted Earnings Per Share Data
Net income	$0.46	$1.21	(62.0)%	$1.93	$3.53	(45.3)%
After-tax net realized investment gains	—	—	—%	0.15	0.07	114.3%
Operating income(1)	$0.46	$1.21	(62.0)%	$1.78	$3.46	(48.6)%
Catastrophe Data
Pre-tax catastrophe losses	$8,834	$4,977	77.5%	$61,231	$32,313	89.5%
Effect on after-tax earnings per share	0.22	0.13	69.2%	1.54	0.83	85.5%
Effect on combined ratio	3.6%	2.2%	63.6%	6.5%	3.8%	71.1%

Favorable reserve development experienced on prior accident years	4,157	16,266	(74.4)%	31,229	40,395	(22.7)%

GAAP combined ratio	102.6%	86.8%	18.2%	100.3%	92.0%	9.0%
Return on equity				5.5%	10.5%	(47.6)%
Cash dividends declared per share	$0.25	$0.22	13.6%	$0.97	$0.86	12.8%
Diluted weighted average shares outstanding	25,848,570	25,499,843	1.4%	25,804,678	25,235,996	2.3%
(1) Operating income is an non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of operating income to net income.

Consolidated Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2016	2015	2016	2015
Revenues
Net premiums written(1)	$243,895	$235,416	$1,052,226	$967,064
Net premiums earned	$268,547	$249,073	$1,023,401	$930,890
Investment income, net of investment expenses	33,401	26,576	106,822	100,781
Net realized investment gains (losses)
Other-than-temporary impairment charges	—	(1,300)	—	(1,300)
All other net realized gains (losses)	(138)	1,524	6,103	4,146
Net realized investment gains (losses)	(138)	224	6,103	2,846
Other income	185	83	621	401
Total Revenues	$301,995	$275,956	$1,136,947	$1,034,918

Benefits, Losses and Expenses
Losses and loss settlement expenses	$184,703	$127,791	$683,798	$549,088
Increase in liability for future policy benefits	17,324	18,442	59,969	50,945
Amortization of deferred policy acquisition costs	54,081	51,291	211,013	186,817
Other underwriting expenses	27,322	29,696	103,421	102,937
Interest on policyholders’ accounts	4,711	5,473	20,079	23,680
Total Benefits, Losses and Expenses	$288,141	$232,693	$1,078,280	$913,467

Income before income taxes	13,854	43,263	58,667	121,451
Federal income tax expense	1,859	12,368	8,763	32,325
Net income	$11,995	$30,895	$49,904	$89,126
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net earned premiums.

Consolidated Balance Sheet
	December 31, 2016	December 31, 2015
(In Thousands)
Total invested assets:
Property and casualty segment	$1,771,783	$1,647,666
Life insurance segment	1,493,877	1,495,094
Total cash and investments	3,376,513	3,249,209
Total assets	4,054,758	3,890,376
Future policy benefits and losses, claims and loss settlement expenses	$2,474,399	$2,376,253
Total liabilities	3,112,874	3,011,479
Net unrealized investment gains, after-tax	$133,892	$128,369
Total stockholders’ equity	941,884	878,897

Property & Casualty Insurance Financial Results
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands, except ratios)	2016	2015	2016	2015
Revenues
Net premiums earned	$244,155	$223,299	$936,131	$851,695
Investment income, net of investment expenses	20,267	12,977	55,284	46,559
Net realized investment gains	115	808	4,947	1,124
Other income (loss)	—	(107)	—	(107)
Total Revenues	$264,537	$236,977	$996,362	$899,271

Benefits, Losses and Expenses
Losses and loss settlement expenses	$176,865	$120,000	$652,433	$520,087
Amortization of deferred policy acquisition costs	51,676	49,878	202,892	180,183
Other underwriting expenses	22,071	24,006	83,540	83,631
Total Benefits, Losses and Expenses	$250,612	$193,884	$938,865	$783,901

Income before income taxes	$13,925	$43,093	$57,497	$115,370
Federal income tax expense	1,890	12,193	8,379	30,050
Net income	$12,035	$30,900	$49,118	$85,320

GAAP combined ratio:
Net loss ratio - excluding catastrophes	68.8%	51.5%	63.2%	57.2%
Catastrophes - effect on net loss ratio	3.6	2.2	6.5	3.8
Net loss ratio	72.4%	53.7%	69.7%	61.0%
Expense ratio	30.2	33.1	30.6	31.0
Combined ratio	102.6%	86.8%	100.3%	92.0%

Life Insurance Financial Results
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2016	2015	2016	2015
Revenues
Net premiums earned	$24,392	$25,774	$87,270	$79,195
Investment income, net of investment expenses	13,134	13,599	51,538	54,222
Net realized investment gains (losses)
Other-than-temporary impairment charges	—	(1,300)	—	(1,300)
All other net realized gains (losses)	(253)	716	1,156	3,022
Net realized investment gains (losses)	(253)	(584)	1,156	1,722
Other income	185	190	621	508
Total Revenues	$37,458	$38,979	$140,585	$135,647

Benefits, Losses and Expenses
Losses and loss settlement expenses	$7,838	$7,791	$31,365	$29,001
Increase in liability for future policy benefits	17,324	18,442	59,969	50,945
Amortization of deferred policy acquisition costs	2,405	1,413	8,121	6,634
Other underwriting expenses	5,251	5,690	19,881	19,306
Interest on policyholders’ accounts	4,711	5,473	20,079	23,680
Total Benefits, Losses and Expenses	$37,529	$38,809	$139,415	$129,566

Income (loss) before income taxes (benefit)	$(71)	$170	$1,170	$6,081
Federal income tax expense (benefit)	(31)	175	384	2,275
Net income (loss)	$(40)	$(5)	$786	$3,806

Net Premiums Written by Line of Business
	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$65,986	$64,929	$296,620	$274,961
Fire and allied lines(3)	51,243	49,554	226,113	211,095
Automobile	53,653	48,329	226,993	196,685
Workers’ compensation	22,188	21,819	105,693	97,965
Fidelity and surety	4,936	4,729	24,610	22,323
Miscellaneous	429	425	1,796	1,708
Total commercial lines	$198,435	$189,785	$881,825	$804,737

Personal lines:
Fire and allied lines(4)	$9,809	$10,368	$43,054	$43,727
Automobile	6,254	5,914	26,322	24,796
Miscellaneous	254	236	1,128	1,049
Total personal lines	$16,317	$16,518	$70,504	$69,572
Reinsurance assumed	4,754	3,329	12,641	13,565
Total	$219,506	$209,632	$964,970	$887,874
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net earned premiums.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended December 31,	2016			2015
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$74,410	$29,370	39.5%	$69,578	$29,742	42.7%
Fire and allied lines	57,255	43,138	75.3	52,643	29,877	56.8
Automobile	56,903	71,485	125.6	49,004	35,970	73.4
Workers' compensation	26,596	20,945	78.8	24,448	10,642	43.5
Fidelity and surety	6,286	(210)	(3.3)	6,332	(539)	(8.5)
Miscellaneous	453	141	31.1	423	247	58.4
Total commercial lines	$221,903	$164,869	74.3%	$202,428	$105,939	52.3%

Personal lines
Fire and allied lines	$10,669	$1,960	18.4%	$11,085	$4,451	40.2%
Automobile	6,521	6,251	95.9	6,203	5,010	80.8
Miscellaneous	282	(59)	(20.9)	262	68	26.0
Total personal lines	$17,472	$8,152	46.7%	$17,550	$9,529	54.3%
Reinsurance assumed	$4,780	$3,844	80.4%	$3,321	$4,532	136.5%
Total	$244,155	$176,865	72.4%	$223,299	$120,000	53.7%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Years Ended December 31,	2016			2015
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$289,982	$130,748	45.1%	$261,303	$130,904	50.1%
Fire and allied lines	221,758	176,961	79.8	202,375	128,479	63.5
Automobile	214,009	211,882	99.0	185,970	152,558	82.0
Workers' compensation	103,605	74,051	71.5	95,672	47,106	49.2
Fidelity and surety	22,507	222	1.0	21,362	2,001	9.4
Miscellaneous	1,745	498	28.5	2,158	428	19.8
Total commercial lines	$853,606	$594,362	69.6%	$768,840	$461,476	60.0%

Personal lines
Fire and allied lines	$43,463	$27,402	63.0%	$44,075	$28,815	65.4%
Automobile	25,207	23,123	91.7	24,120	17,817	73.9
Miscellaneous	1,090	260	23.9	1,021	296	29.0
Total personal lines	$69,760	$50,785	72.8%	$69,216	$46,928	67.8%
Reinsurance assumed	$12,765	$7,286	57.1%	$13,639	$11,683	85.7%
Total	$936,131	$652,433	69.7%	$851,695	$520,087	61.0%